EXHIBIT 99.6

TERMINATION AGREEMENT

This TERMINATION AGREEMENT, dated April __, 2025 (this “Termination Agreement”), is by and among Triller Group Inc., a Delaware corporation (the “Company”), KCP Holdings Limited, a Cayman Islands exempt company (the “Purchaser”) and solely with respect to Sections 2, 6, 7, 8 and 9 of this Termination Agreement, Roger C. Kennedy. Each of the Company, the Purchaser and Roger C. Kennedy is referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Securities Purchase Agreement (as defined below).

WHEREAS, on January 24, 2025, the Company and the Purchaser entered into that certain Securities Purchase Agreement, a copy of which is attached hereto as Exhibit A (the “Securities Purchase Agreement”), pursuant to which, among other things, the Purchaser agreed to purchase certain Securities from the Company;

WHEREAS, on January 24, 2025, the Company and Roger C. Kennedy entered into that certain Director Indemnification Agreement, a copy of which is attached hereto as Exhibit B (the “Director Indemnification Agreement”);

WHEREAS, Section 3.13 of the Securities Purchase Agreement provides that the Securities Purchase Agreement may be terminated by mutual written agreement of the Parties;

WHEREAS, Section 17 of the Director Indemnification Agreement provides that the Director Indemnification Agreement may be terminated by mutual written agreement of the parties signatory thereto;

WHEREAS, in accordance with Section 3.13 of the Securities Purchase Agreement, each of the Purchaser and the Company now desires to terminate the Securities Purchase Agreement effective as of the date hereof;

WHEREAS, in accordance with Section 17 of the Director Indemnification Agreement, each of the Company and Roger C. Kennedy now desires to terminate the Director Indemnification Agreement effective as of the date hereof;

WHEREAS, on January 24, 2025, (a) the Company executed and delivered the Warrant to KCP, a copy of which is attached hereto as Exhibit C and (b) the Parties executed and delivered the Registration Rights Agreement, a copy of which is attached hereto as Exhibit D; and

WHEREAS, the Parties now desire to void the Warrant and to terminate the Registration Rights Agreement effective as of the date hereof;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Purchaser agrees as follows:

1. Termination of Securities Purchase Agreement. In accordance with Section 3.13 of the Securities Purchase Agreement, the Company and the Purchaser hereby agree to terminate the Securities Purchase Agreement effective as of the date hereof.

2. Mutual Release.

(a) The Company, on behalf of itself, its Affiliates, and its and their respective Representatives (collectively, the “Company Releasing Parties”) hereby waive, release and fully discharge, to the fullest extent permitted under applicable Law, Purchaser, its Affiliates, and their respective Representatives (collectively, the “Purchaser Released Parties”), from and against any and all rights, claims, counterclaims, remedies, liabilities, demands, covenants, costs, damages, expenses, dues, accounts, bonds, Contracts, executions, judgments, actions and causes of action, whether known or unknown, vested or contingent, express or implied, whether in law or equity or whether sounding in contract or tort, which any Company Releasing Party may have, directly or indirectly, against any Purchaser Released Party, now or in the future, that in any way relate (directly or indirectly) to the Securities Purchase Agreement, the Warrant, the Registration Rights Agreement and/or the Director Indemnification Agreement, any of the transactions, instruments or ancillary agreements contemplated by the Securities Purchase Agreement, the Warrant, the Registration Rights Agreement and/or the Director Indemnification or the subject matter or negotiation thereof, other than with respect to this Termination Agreement.

(b) Each of Purchaser and Roger C. Kennedy, on its and his behalf and on behalf of its and his Affiliates and its and their and his respective Representatives (collectively, the “Purchaser Releasing Parties”) hereby waive, release and fully discharge, to the fullest extent permitted under applicable Law, the Company, its Affiliates, and their respective Representatives (collectively, the “Company Released Parties”), from and against any and all rights, claims, counterclaims, remedies, liabilities, demands, covenants, costs, damages, expenses, dues, accounts, bonds, Contracts, executions, judgments, actions and causes of action, whether known or unknown, vested or contingent, express or implied, whether in law or equity or whether sounding in contract or tort, which any Purchaser Releasing Party may have, directly or indirectly, against any Company Released Party, now or in the future, that in any way relate (directly or indirectly) to the Securities Purchase Agreement, the Warrant, the Registration Rights Agreement and/or the Director Indemnification Agreement, any of the transactions, instruments or ancillary agreements contemplated by the Securities Purchase Agreement, the Warrant, the Registration Rights Agreement and/or the Director Indemnification Agreement or the subject matter or negotiation thereof, other than with respect to this Termination Agreement. The Company Releasing Parties and the Purchaser Releasing Parties are sometimes collectively referred to herein as the “Releasing Parties.”

(c) The releases set forth in Section 2(a) and Section 2(b) extend to all claims identified therein of any nature, whether or not known, expected or anticipated to exist in favor of either Company Releasing Parties or Purchaser Releasing Parties against any Purchaser Released Party or Company Released Party, as applicable, regardless of whether any unknown, unsuspected or unanticipated claim would materially affect settlement and compromise of any matter mentioned herein. In making this voluntary express waiver, the Releasing Parties acknowledge that claims or facts in addition to or different from those which are now known to exist with respect to the matters mentioned herein or may later be discovered and that it is the Releasing Parties’ respective intentions to hereby fully and forever settle and release any and all matters identified in Section 2(a) and Section 2(b), regardless of the possibility of later discovered claims or facts.

3. Purchaser Subscription Amount; Sold Shares. The Company and the Purchaser acknowledge that the Purchaser did not pay the Purchaser’s Subscription Amount to the Company and that the Company did not issue the Sold Shares to the Purchaser.

4. Termination of Registration Rights Agreement. The Company and the Purchaser hereby agree (a) that no Registrable Securities (as defined in the Registration Rights Agreement) exist as of the date hereof and (b) to terminate the Registration Rights Agreement effective as of the date hereof.

5. Termination and Return of Warrant. The Company and the Purchaser hereby agree (a) that the Warrant is null and void as of the date hereof and (b) to terminate the Warrant effective as of the date hereof.

6. Termination of Director Indemnification Agreement. Pursuant to Section 17 of the Director Indemnification Agreement, the Company and Roger C. Kennedy hereby agree (a) that the Director Indemnification Agreement and any related director onboarding materials executed by the Company and Roger C. Kennedy prior to the date hereof are null and void and (b) to terminate the Director Indemnification Agreement as of January 24, 2025.

7. Director Matters. Each of the undersigned agrees and acknowledges that Roger C. Kennedy never was, and is not currently, a member of the board of directors of the Company or any committee thereof.

8. Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Termination Agreement.

9. Miscellaneous.

(a) Governing Law. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any Action brought by either Party against the other concerning the matters contemplated herein shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York. The Parties hereby irrevocably waive any objection to jurisdiction and venue of any Action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

(b) Consent to Jurisdiction. Each of the Company and the Purchaser hereby irrevocably waives, and agrees not to assert in any Action, any claim that it is not personally subject to the jurisdiction in New York of such court, that such Action is brought in an inconvenient forum or that the venue of such Action is improper. Nothing in this Section 9(b) shall affect or limit any right to serve process in any other manner permitted by law.

(c) Representation by Counsel. The Parties each acknowledge and agree that they have been represented by legal counsel of their respective choice, including with respect to the full and final release of claims set forth in Section 2 above.

(d) Entire Agreement. This Termination Agreement constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded.

(e) Successors and Assigns. All of the terms and provisions of this Termination Assignment shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

(f) Severability. If any term, provision, covenant or restriction of this Termination Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(g) Counterparts. For the convenience of the Parties and to facilitate execution, this Termination Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first written above.

TRILLER GROUP INC.

By:
Name:
Title:

KCP HOLDINGS LIMITED

By:
Name:
Title:

Roger C. Kennedy

Exhibit A

Securities Purchase Agreement

[Attached]

A-1

Exhibit B

Director Indemnification Agreement

[Attached]

B-1

Exhibit C

Warrant

[Attached]

C-1

Exhibit D

Registration Rights Agreement

[Attached]

D-1